Prospectus Supplement No. 2 To Prospectus dated April 27, 2020	Filed Pursuant to Rule 424(b)(3) Registration No. 333-237674

International General Insurance Holdings Ltd.

Primary Offering of

17,250,000 Common Shares

Secondary Offering of

39,107,382 Common Shares
4,500,000 Warrants to Purchase Common Shares and
4,500,000 Common Shares Issuable upon Exercise of Warrants

This Prospectus Supplement No. 2 (this “Prospectus Supplement”) supplements the prospectus, dated April 27, 2020, of International General Insurance Holdings Ltd. (the “Company”) (as amended and supplemented by Prospectus Supplement No. 1, dated May 15, 2020, the “Prospectus”). This Prospectus Supplement should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

The Company is filing this Prospectus Supplement to reflect the transfer of an aggregate of 980,392 common shares of the Company, par value $0.01 per share (the “common shares”), by Weiss Multi-Strategy Advisors LLC to the entities listed in the table below. The table appearing under the caption “Selling Securityholders” on page 181 of the Prospectus is hereby amended and supplemented by adding the securityholders identified in the table below.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and is based upon information provided by the selling securityholders named below.

	Securities Beneficially Owned prior to this Offering			Securities to Be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Common Shares	Warrants	Percentage (1)	Common Shares	Warrants	Common Shares	Warrants	Percentage (1)
Jefferies Strategic Investments, LLC (2)	226,037	-	*	226,037	-	-	-	-
Weiss Alternative Balanced Risk Fund (2)	15,160	-	*	15,160	-	-	-	-
Weiss Multi-Strategy Partners LLC (2)	298,942	-	*	298,942	-	-	-	-
OGI Associates LLC (2)	94,131	-	*	94,131	-	-	-	-
Weiss Insurance Partners (Cayman) Ltd. (2)	346,122	-	*	346,122	-	-	-	-
____________
*	Less than 1%

(1)	Based on 48,447,306 common shares of the Company issued and outstanding as of March 17, 2020, immediately after the closing of the Business Combination.

(2)	The business address of the reporting person is c/o Weiss Multi-Strategy Advisers LLC, One State Street, 20th Floor Hartford, CT 06103.

The footnote 8 on page 182 of the Prospectus to the table appearing under the caption “Selling Securityholders” is hereby amended and restated as follows:

(8)	Weiss Multi-Strategy Advisors LLC’s ownership includes 980,392 common shares purchased at the closing of the Business Combination and registered for resale pursuant to this prospectus that were transferred on July 23, 2020 to the following investment funds, over which Weiss Multi-Strategy Advisors LLC has discretionary investment authority: (i) 226,037 common shares transferred to Jefferies Strategic Investments, LLC, (ii) 15,160 common shares transferred to Weiss Alternative Balanced Risk Fund, (iii) 298,942 common shares transferred to Weiss Multi-Strategy Partners LLC, (iv) 94,131 common shares transferred to OGI Associates LLC, and (v) 346,122 common shares transferred to Weiss Insurance Partners (Cayman) Ltd. According to a Schedule 13G/A filed with the SEC on February 12, 2019, Weiss Multi-Strategy Advisers LLC held shared voting and dispositive power with George A. Weiss with regard to 1,327,700 common shares of Tiberius common stock. Such shares were owned by advisory clients of Weiss Multi-Strategy Advisers LLC and George Weiss is the managing member of Weiss Multi-Strategy Advisers LLC. Weiss Multi-Strategy Advisers LLC and Mr. Weiss each disclaim beneficial ownership of the common shares owned directly or indirectly by advisory clients of Weiss Multi-Strategy Advisers LLC, except to the extent of their pecuniary interest therein, if any. The business address of each of Weiss Multi-Strategy Advisors LLC and Mr. Weiss is One State Street, 20th Floor, Hartford, CT 06103.

References in the Prospectus to the “selling securityholders” shall hereafter refer to the selling securityholders named in the table of selling securityholders beginning on page 181 of the Prospectus, as amended by any amendments or supplements thereto, including this Prospectus Supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 14 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 29, 2020.